Exhibit 99.1

Joint Filing Agreement Pursuant to Rule 13d-1

This agreement is made pursuant to Rule 13d-l(k)(1) under the Securities and Exchange Act of 1934, as amended (the “Act”), by and among the parties listed below, each referenced to herein as a “Joint Filer.” The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

Dated: May 12,  2016

PFIZER INC.

By: /s/ Susan Grant
Name: Susan Grant
Title: Assistant Secretary

For and on behalf of  C. P. PHARMACEUTICALS INTERNATIONAL C.V., by its General Partners
Pfizer Production LLC
as general partner for and on behalf of C. P. Pharmaceuticals International C.V.
By: /s/ Colum Lane
Name: Colum Lane
Title: Senior Vice President

Pfizer Manufacturing LLC
as general partner for and on behalf of C. P. Pharmaceuticals International C.V.
By: /s/ Brian McMahon
Name: Brian McMahon
Title: Senior Vice President

PFIZER PRODUCTION LLC

By: /s/  Darren Welsh
Name: Darren Welsh
Title: Secretary

PFIZER MANUFACTURING LLC

By: /s/  Darren Welsh
Name: Darren Welsh
Title: Secretary